As filed with the Securities and Exchange Commission on November 26, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
REALTY INCOME CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
Maryland (State or Other Jurisdiction of Incorporation or Organization)	33-0580106 (IRS Employer Identification No.)
11995 El Camino Real San Diego, California	92130
(Address of Principal Executive Offices)	(Zip Code)
Realty Income Corporation Deferred Compensation Plan
(Full Title of the Plan)
Bianca A. Martinez
Senior Vice President, Associate General Counsel and Assistant Secretary
Realty Income Corporation
11995 El Camino Real
San Diego, California 92130
(858) 284-5000
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copy to:
Darren Guttenberg, Esq.
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626-1925
(714) 540-1235
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is filed by Realty Income Corporation (the “Registrant” or the “Company”) as plan sponsor to register $50,000,000 of deferred compensation obligations that may be payable in the future in accordance with the terms of the Realty Income Corporation Deferred Compensation Plan (the “Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be delivered in accordance with Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.   Incorporation of Documents by Reference.
The SEC allows the Registrant to incorporate by reference the information the Registrant files with it, which means that the Registrant can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the SEC will automatically update and supersede this information. The Registrant incorporates by reference the following documents that the Registrant has filed, or may file, with the SEC:
•
The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 10-K”);

•
The information specifically incorporated by reference into the 2023 10-K from the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 15, 2024;

•
The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024;

•
The Registrant’s Current Reports on Form 8-K filed with the SEC on January 3, 2024, January 8, 2024, January 9, 2024, January 16, 2024, January 24, 2024 (other than Item 7.01), February 14, 2024 (other than Item 7.01 and Item 9.01), February 23, 2024, May 30, 2024, June 3, 2024, August 20, 2024, August 26, 2024, August 28, 2024, August 28, 2024, September 4, 2024, and November 26, 2024 and Form 8-K/A filed with the SEC on February 16, 2024 and August 28, 2024; and

•
The description of the Registrant’s common stock contained in the Company’s registration statement on Form 8-A, filed under Section 12 of the Exchange Act on August 4, 1992, including any subsequently filed amendments and reports updating such description, as updated by Exhibit 4.88 to the 2023 Form 10-K.

In addition, all documents the Registrant files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any information that the Registrant later files with the SEC will automatically update and supersede the information and statements contained in a document incorporated or deemed to be incorporated by reference herein. Any such information or statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Under no circumstances will any information “furnished” to the SEC pursuant to applicable rules and regulations be deemed incorporated herein by reference unless such information expressly provides to the contrary.
Item 4.   Description of Securities
The following description of our Deferred Compensation Obligations under the Realty Income Corporation Deferred Compensation Plan (the “Plan”) is qualified by reference to the Plan. As used herein, “Deferred Compensation Obligations” are unsecured obligations of the registrant to pay Plan participants deferred compensation from time to time in the future in accordance with the terms of the Plan. The Deferred Compensation Obligations being registered under this Registration Statement are to be offered to a select group of management and highly compensated employees, who have been selected by selected by the Company and non-employee members of the Company’s board of directors (“non-employee directors”). The Deferred Compensation Obligations are our general unsecured and unfunded obligations to pay deferred compensation in the future in accordance with the terms of the Plan. The amount of compensation deferred by each participant in the Plan is determined in accordance with the Plan based upon elections by each participant. A participant may elect to defer receipt of a portion (up to 75%) of his or her base compensation and up to 100% of his or her bonus, commission, director fees, equity awards and other compensation. Amounts deferred under the Plan are credited to one or more accounts under the Plan and cash amounts are notionally invested in investments selected by the applicable participant from among those the Plan administrator offers, and the account is credited with the gains or losses from such investment. Deferred Compensation Obligations will consist of an amount equal to each participant’s account under the Plan, which includes (i) the participant’s compensation deferral amounts, plus (ii) any employer contributions or allocations to a participant’s Plan account (if any), plus or less (iii) amounts credited to or debited from the participant’s account based on the notional investment gains or losses on the benchmark fund alternatives selected by the participant from a list provided by the Plan administrator (and in which the participant’s account is deemed invested) in accordance with and subject to the rules and procedures established from time to time by the Plan administrator made under the Plan; less (iv) all distributions or withdrawals made to the participant or his or her beneficiaries pursuant to the Plan from the participant’s account under the Plan.
Upon the distribution date specified in the Plan (generally a specified date or the date of such participant’s separation from service), the amount in such participant’s account is paid either in a single lump sum or in equal annual installments over a period of up to (x) five years in the event of distributions payable on a specified date or (y) ten years, in the event of distributions payable following a separation from service, in each case, a based on the payment election made by the participant at the time the payment was initially deferred.
The Plan administrator has the power to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan, to construe and resolve all questions arising under the Plan, and otherwise to carry out the terms of the Plan. The Company, by action of its Board of Directors, may terminate the Plan at any time and, by action of the Board may amend the Plan from time to time; provided, however, that no such amendment shall be effective to the extent it reduces the value of a participant’s account under the Plan in existence as of such amendment.
Item 6.   Indemnification of Directors and Officers.
The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from:
•
actual receipt of an improper benefit or profit in money, property or services, or

•
active and deliberate dishonesty established by a final judgment as being material to the cause of action.

The Registrant’s charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.
The Registrant’s charter authorizes it, and the Registrant’s bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or any individual who, while serving as one of the Registrant’s directors or officers and at the Registrant’s request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The Registrant’s charter and bylaws also permit it to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or its predecessor.
The MGCL requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or are threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.
The Registrant has entered into indemnification agreements with its executive officers and directors. The indemnification agreements require, among other matters, that the Registrant indemnify its executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the indemnification agreements, the Registrant must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under its directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by its board of directors or the stockholders to alter or eliminate the rights it provides.
Item 8.   Exhibits.
A list of exhibits filed with this Registration Statement is contained in the exhibits index, which is incorporated by reference.
Item 9.   Undertakings.
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6)
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7)
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX
Exhibit Number	Description
3.1	Articles of Incorporation of the Registrant, as amended by amendment No. 1 dated May 10, 2005 and amendment No. 2 dated May 10, 2005 (filed as exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended June 30, 2005 (File No. 033-69410) and incorporated herein by reference).
3.2	Articles of Amendment dated July 29, 2011 (filed as exhibit 3.1 to the Registrant’s Form 8-K, filed on August 2, 2011 (File No. 001-13374) and incorporated herein by reference).
3.3	Articles of Amendment dated June 21, 2012 (filed as exhibit 3.1 to the Registrant’s Form 8-K, filed on June 21, 2012 (File No. 001-13374) and incorporated herein by reference).
3.4	Articles of Amendment dated May 14, 2019 (filed as exhibit 3.1 to the Registrant’s Form 8-K, filed on May 16, 2019 (File No. 001-13374) and incorporated herein by reference).
3.5	Articles of Amendment dated May 17, 2022 (filed as exhibit 3.1 to the Registrant’s Form 8-K filed on May 19, 2022 (File No. 001-13374) and incorporated herein by reference).
3.6	Articles Supplementary dated June 30, 1998 establishing the terms of the Registrant’s Class A Junior Participating Preferred Stock (filed as exhibit A to exhibit 1 of Form 8-A12B, filed on June 26, 1998 (File No. 001-13374) and incorporated herein by reference).
3.7	Articles Supplementary dated May 24, 1999 establishing the terms of the Registrant’s 9 3/8% Class B Cumulative Redeemable Preferred Stock (filed as exhibit 4.1 on Form 8-K, filed on May 25, 1999 (File No. 001-13374) and incorporated herein by reference).
3.8	Articles Supplementary dated July 28, 1999 establishing the terms of the Registrant’s 9 1/2% Class C Cumulative Redeemable Preferred Stock (filed as exhibit 4.1 on Form 8-K, filed on July 30, 1999 (File No. 001-13374) and incorporated herein by reference).
3.9	Articles Supplementary dated May 24, 2004 and the Articles Supplementary dated October 18, 2004 establishing the terms of the Registrant’s 7.375% Monthly Income Class D Cumulative Redeemable Preferred Stock (filed as exhibit 3.8 on Form 8-A12B, filed on May 25, 2004 (File No. 001-13374) and incorporated herein by reference).
3.10	Articles Supplementary dated November 30, 2006 establishing the terms of the Registrant’s 6.75% Monthly Income Class E Cumulative Redeemable Preferred Stock (filed as exhibit 3.5 on Form 8-A12B, filed on December 5, 2006 (File No. 001-13374) and incorporated herein by reference).
3.11	Articles Supplementary to the Articles of Incorporation of the Registrant classifying and designating the 6.625% Monthly Income Class F Cumulative Redeemable Preferred Stock, dated February 3, 2012 (the “First Class F Articles Supplementary”) (filed as exhibit 3.1 to the Registrant’s Form 8-K, filed on February 3, 2012 (File No. 001-13374) and incorporated herein by reference).
3.12	Certificate of Correction to the First Class F Articles Supplementary, dated April 11, 2012 (filed as exhibit 3.2 to the Registrant’s Form 8-K, filed on April 17, 2012 (File No. 001-13374) and incorporated herein by reference).
3.13	Articles Supplementary to the Articles of Incorporation of the Registrant classifying and designating additional shares of the 6.625% Monthly Income Class F Cumulative Redeemable Preferred Stock, dated April 17, 2012 (filed as exhibit 3.3 to the Registrant’s Form 8-K, filed on April 17, 2012 (File No. 001-13374) and incorporated herein by reference).
3.14	Articles Supplementary to the Articles of Incorporation of Realty Income Corporation classifying and designating the 6.000% Series A Cumulative Redeemable Preferred Stock (filed as exhibit no. 3.15 to the Company’s Form 8-A12B, filed on January 22, 2024 (File No. 001-13374) and incorporated herein by reference).
3.15	Amended and Restated Bylaws of the Company dated November 3, 2023 (filed as exhibit 3.1 to the Company’s Form 10-Q filed on November 7, 2023 (File No. 001-13374) and incorporated herein by reference).

Exhibit Number	Description
4.1	Form of Common Stock Certificate (filed as exhibit 4.16 to the Registrant’s Form 10-Q for the quarter ended September 30, 2011, filed on October 28, 2011 (File No. 001-13374) and incorporated herein by reference).
5.1*	Opinion of Venable LLP.
10.1*	Realty Income Corporation Deferred Compensation Plan.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Ernst & Young LLP.
23.3*	Consent of Venable LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included in the signature page to this Registration Statement).
107*	Filing Fee Table.

*
Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 26th day of November, 2024.
REALTY INCOME CORPORATION
By: /s/ Bianca A. Martinez
Bianca A. Martinez Senior Vice President, Associate General Counsel and Assistant Secretary
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Jonathan Pong, Michelle Bushore, and Bianca A. Martinez, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.
Signature	Title	Date
/s/ Sumit Roy Sumit Roy	President, Chief Executive Officer and Director (Principal Executive Officer)	November 26, 2024
/s/ Jonathan Pong Jonathan Pong	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	November 26, 2024
/s/ Neale Redington Neale Redington	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)	November 26, 2024
/s/ Michael D. McKee Michael D. McKee	Director	November 26, 2024
/s/ Priscilla Almodovar Priscilla Almodovar	Director	November 26, 2024
/s/ Jacqueline Brady Jacqueline Brady	Director	November 26, 2024

Signature	Title	Date
/s/ Larry Chapman Larry Chapman	Director	November 26, 2024
/s/ Reginald H. Gilyard Reginald H. Gilyard	Director	November 26, 2024
/s/ Mary Hogan Preusse Mary Hogan Preusse	Director	November 26, 2024
/s/ Priya Cherian Huskins Priya Cherian Huskins	Director	November 26, 2024
/s/ Gerardo I. Lopez Gerardo I. Lopez	Director	November 26, 2024
/s/ Gregory T. McLaughlin Gregory T. McLaughlin	Director	November 26, 2024
/s/ Jeff A. Jacobson Jeff A. Jacobson	Director	November 26, 2024